Management's Discussion and Analysis of Financial Condition and Results of Operation

You should read the following discussion and analysis of our financial condition and results of operations together with the unaudited condensed consolidated financial statements and the notes thereto included in this Form 8-K filed with the Securities and Exchange Commission ("SEC") on September 1, 2015. The following information and such audited consolidated financial statements should also be read in conjunction with the audited consolidated financial statements and related notes, together with our discussion and analysis of financial condition and results of operations in our Form 8-K filed with the SEC on September 1, 2015. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. The cautionary statements made in this report should be read as applying to all related forward-looking statements wherever they appear in this report. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors. You should read “Risk Factors” in our 2014 Form 10-K and “Cautionary Note Regarding Forward-Looking Statements” in our Form 10-Q. All references to “we,” “us,” “our,” the “Partnership,” “PBFX” or similar terms for periods prior to the completion of our initial public offering on May 14, 2014 (the "Offering") refer to the Predecessor or for assets acquired from PBF Energy Company LLC ("PBF LLC") prior to the effective date of each acquisition. For periods subsequent to the Offering or effective date of each acquisition from PBF LLC, these terms refer to the Partnership and its subsidiaries. PBF Energy Inc. is the sole managing member of PBF LLC and as of December 31, 2014 owned 89.9% of the total economic interest in PBF LLC. Unless the context otherwise requires, references in this report to “PBF Energy” refer collectively to PBF Energy Inc. and its subsidiaries, other than PBFX, its subsidiaries and our general partner.

Effective May 14, 2015, we entered into a transaction (the "Delaware City Products Pipeline and Truck Rack Acquisition") with PBF LLC pursuant to which PBFX acquired from PBF LLC all of the issued and outstanding limited liability company interests of Delaware Pipeline Company LLC (“DPC”) and Delaware City Logistics Company LLC (“DCLC”), whose assets consist of a products pipeline, truck rack and related facilities located at PBF Energy’s Delaware City refinery (the “Delaware City Products Pipeline and Truck Rack”). These transactions were transfers between entities under common control and were accounted for as if the transfers occurred at the beginning of the period presented, and prior periods were retrospectively adjusted to furnish comparative information. Accordingly, the financial information contained herein of PBFX has been retrospectively adjusted to include the historical results of the Delaware City Products Pipeline and Truck Rack for all periods presented. The results of the Delaware City Products Pipeline and Truck Rack are included in the Transportation and Terminaling segment.

Management’s Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") has only been changed from its previous presentation to retrospectively adjust the PBFX financial information to include the historical results of the Delaware City Products Pipeline and Truck Rack for all periods presented and update for subsequent events occurring after the date these financial statements were initially filed. The forward-looking information contained herein, reflects our understanding and knowledge of such information at the time of the initial filing of this Form 10-Q and has not been updated to reflect events or circumstances that occurred subsequent to the filing of the initial Form 10-Q other than the Delaware Products Pipeline and Truck Rack Acquisition.

Overview
PBFX is a fee-based, growth-oriented, Delaware master limited partnership formed in February 2013 by subsidiaries of PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. On May 14, 2014, PBFX completed the Offering of 15,812,500 common units (including 2,062,500 common units issued pursuant to the exercise of the underwriters' over-allotment option). PBFX filed a registration statement on Form S-1, with respect to the Offering, with the SEC which was declared effective on May 8, 2014. On May 9, 2014, PBFX’s common units began trading on the New York Stock Exchange under the symbol “PBFX”. PBF Logistics GP LLC ("PBF GP") is our general partner and is wholly-owned by PBF LLC. PBF Energy is the sole managing member of PBF LLC and as of March 31,

2015 owned 94.3% of the total economic interest in PBF LLC. PBF LLC holds a 52.1% limited partner interest in PBFX and owns all of PBFX’s incentive distribution rights, with the remaining 47.9% limited partner interest owned by public unit holders as of March 31, 2015. Subsequent to March 31, 2015 and the Delaware City Products Pipeline and Truck Rack Acquisition, PBF Energy, through its consolidated subsidiaries, owns 2,572,944 common units and 15,886,553 subordinated units of the Partnership, collectively representing an approximately 53.8% limited partner interest in the Partnership based on the number of common units and subordinated units outstanding.
The Partnership includes the assets, liabilities and results of operations of certain crude oil and refined product terminaling and storage assets, previously operated and owned by PBF Holding Company LLC's ("PBF Holding")subsidiaries, Delaware Refining Company LLC ("DCR") and Toledo Refining Company LLC ("TRC"), which were acquired in a series of transactions.
In connection with the Offering, pursuant to a contribution agreement and conveyance agreement, PBF LLC contributed a light crude oil rail unloading terminal at the Delaware City refinery that can also service the Paulsboro refinery (which we refer to as the “DCR Rail Terminal”) and a crude oil truck unloading terminal at the Toledo refinery (which we refer to as the “Toledo Truck Terminal”). Prior to completion of the Offering, the assets, liabilities and results of operations of the aforementioned assets related to our Predecessor.
On September 16, 2014, the Partnership entered into the Contribution Agreement II with PBF LLC to acquire the Delaware City West Heavy Unloading Rack ("DCR West Rack"), a heavy crude oil unloading facility at the Delaware City refinery with total throughput capacity of at least 40,000 bpd. The transaction closed on September 30, 2014. On December 2, 2014, the Partnership entered into the Contribution Agreement III with PBF LLC to acquire a tank farm and related facilities located at PBF Energy's Toledo Refinery, including a propane storage and loading facility (the "Toledo Storage Facility"). The transaction closed on December 11, 2014.

Effective May 14, 2015, the Partnership entered into a transaction (the "Delaware City Products Pipeline and Truck Rack Acquisition") with PBF LLC pursuant to which PBFX acquired from PBF LLC all of the issued and outstanding limited liability company interests of Delaware Pipeline Company LLC (“DPC”), whose asset consists of a 23.4 mile, 16-inch interstate petroleum products pipeline with capacity in excess of 125,000 bpd ("Delaware City Products Pipeline") and Delaware City Logistics Company LLC (“DCLC”), whose asset consists of a 15-lane, 76,000 bpd capacity truck loading rack utilized to distribute gasoline and distillates ("Delaware City Truck Rack"). The Delaware City Products Pipeline and Delaware City Truck Rack are collectively referred to as the “Delaware City Products Pipeline and Truck Rack”. The Delaware City Products Pipeline and Truck Rack Acquisition closed on May 15, 2015 (the "Delaware City Products Pipeline and Truck Rack Effective Date").

The transactions entered into after the Offering are collectively referred to as “Acquisitions from PBF.” Subsequent to the Acquisitions from PBF, the DCR Rail Terminal, Toledo Truck Terminal, DCR West Rack, Toledo Storage Facility, and the Delaware Products Pipeline and Truck Rack are collectively referred to as the “Contributed Assets.”

The condensed consolidated financial statements presented in this Form 8-K include the consolidated financial results of our Predecessor, for periods presented through May 13, 2014, and the consolidated financial results of PBFX for the period beginning May 14, 2014, the date of the Offering. The balance sheet as of March 31, 2015 and December 31, 2014 presents solely the consolidated financial position of PBFX. We recorded the Acquisitions from PBF at PBF Energy's historical book value, as the Acquisitions from PBF were treated as a reorganization of entities under common control. We have retrospectively adjusted the financial information of the Predecessor and PBFX contained herein to include the historical results of the DCR West Rack, Toledo Storage Facility and Delaware City Products Pipeline and Truck Rack prior to the effective date of each transaction.
Our Predecessor did not historically operate their assets for the purpose of generating revenues independent of other PBF Energy businesses that we support. Upon closing of the Offering and the Acquisitions from PBF, we entered into fee based commercial and service agreements with subsidiaries of PBF Energy under which we operate the Contributed Assets for the purpose of generating fee based revenues. We receive, handle and transfer crude oil from sources located throughout the United States and Canada and store crude oil, refined products, and intermediates for PBF Energy in support of its three refineries located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. The Contributed Assets consist of the DCR Rail Terminal, the Toledo Truck Terminal, the DCR West Rack, the Toledo Storage Facility and the Delaware City Products Pipeline and Truck Rack, which are integral components of the crude oil delivery and storage operations at all three of PBF Energy’s refineries.
The Contributed Assets located in Delaware are owned by our subsidiaries, Delaware City Terminaling Company LLC (“Delaware City Terminaling”) and Delaware City Logistics Company ("Delaware City Logistics") and the Contributed Assets located in Ohio are owned by our subsidiary, Toledo Terminaling Company LLC (“Toledo Terminaling”).

Agreements with PBF Energy

Commercial Agreements
The Partnership has various long-term, fee-based commercial agreements with PBF Holding under which PBFX provides rail, trucking, terminal distribution and storage services to PBF Holding, and PBF Holding commits to provide the Partnership with minimum monthly throughput volumes of crude oil and refined products. If, in any calendar quarter, PBF Holding fails to meet its minimum volume commitments under these agreements, it will be required to pay a shortfall payment. The Partnership believes the terms and conditions under these agreements, as well as other agreements with PBF Holding described below, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.
2014 Commercial Agreements
The commercial agreements entered into during the year ended December 31, 2014 with PBF Holding have initial terms ranging from approximately seven to ten years and include:
•a rail terminaling services agreement with PBF Holding, with an initial term of approximately seven years, under which the Partnership provides terminaling services at the DCR Rail Terminal;
•a truck unloading and terminaling services agreement with PBF Holding, with an initial term of approximately seven years, under which the Partnership provides terminaling services at the Toledo Truck Terminal;
•a terminaling services agreement, with an initial term of approximately seven years, under which the Partnership provides rail terminaling services to PBF Holding at the DCR West Rack; and
•a storage and terminaling services agreement, with an initial term of approximately ten years, under which the Partnership provides storage and terminaling services to PBF Holding at the Toledo Storage Facility.
Each of these commercial agreements contain minimum volume commitments. Additionally, the storage and terminaling services agreement contains minimum requirements for the amount of storage contracted by PBF Holding. The fees under each commercial agreement are indexed for inflation and the agreements give PBF Holding the option to renew for P2Y additional five-year terms following the expiration of the initial term.
2015 Commercial Agreements
On May 15, 2015, PBF Holding and DPC entered into an approximately ten-year pipeline services agreement (the “Delaware Pipeline Services Agreement”) under which the Partnership, through DPC, will provide pipeline services to PBF Holding. PBF Holding also entered into an approximately ten-year terminaling services agreement with DCLC (the “Delaware Truck Loading Services Agreement”) under which the Partnership, through DCLC, will provide terminaling services to PBF Holding. The Delaware Pipeline Services Agreement and Delaware Truck Loading Services Agreement (collectively, the “Delaware City Pipeline and Terminaling Agreements”) can be extended by PBF Holding for two additional five-year periods. Under the Delaware City Pipeline and Terminaling

Agreements, the Partnership will provide PBF Holding with pipeline and terminaling services in return for throughput fees.
The minimum throughput commitment for the pipeline facility will be 50,000 bpd for a fee equal to $0.5266 per barrel of product throughputted up to the minimum throughput commitment and in excess of the minimum throughput commitment. If PBF Holding does not throughput the aggregate amounts equal to the minimum throughput commitment described above, PBF Holding will be required to pay a shortfall payment equal to the shortfall volume multiplied by the fee of $0.5266 per barrel. The minimum throughput commitment for the truck rack will be at least 30,000 bpd for refined clean products with a fee equal to approximately $0.462 per barrel and at least 5,000 bpd for LPGs with a fee equal to approximately $2.52 per barrel of product loaded up to the minimum throughput commitment and for volumes in excess of the minimum throughput commitment.
The Partnership is required to maintain the Delaware City Products Pipeline and Truck Rack in a condition and with a capacity sufficient to handle a volume of PBF Holding’s products at least equal to their current operating capacity as a whole subject to interruptions for routine repairs and maintenance and force majeure events. Failure to meet such obligations may result in a reduction of fees payable under the Delaware City Pipeline and Terminaling Agreements.

Other Agreements
In addition to the commercial agreements described above, the Partnership also entered into an omnibus agreement with PBF GP, PBF LLC and PBF Holding, which addresses the payment of an annual fee, in the amount of $2,225 per year, for the provision of various general and administrative services, among other matters. The omnibus agreement was subsequently amended in connection with each of the acquisitions from PBF LLC. On May 15, 2015, the Omnibus Agreement was amended and restated in connection with the Delaware City Products Pipeline and Truck Rack Acquisition (the “Third A&R Omnibus Agreement”) to among other things amend the annual administrative fee to $2,350. The Partnership also entered into an operations and management services and secondment agreement with PBF Holding and certain of its subsidiaries under which PBFX reimburses PBF Holding for the provision of certain operational services to the Partnership in support of its operations, including operational services performed by certain of PBF Holding's field-level employees. The omnibus agreement and operations and management services and secondment agreement were amended on May 15, 2015 to include the Delaware City Products Pipeline and Truck Rack.

Factors Affecting the Comparability of Our Financial Results
Our future results of operations may not be comparable to our historical results of operations for the reasons described below:
Revenues. There are differences in the way our Predecessor historically reported revenues for services provided to PBF Energy and the way we record revenues subsequent to the closing of the Offering and effective date of the Acquisitions from PBF. Our assets have historically been a part of the integrated operations of PBF Energy, and the operation of our assets, did not generate third-party or inter-entity revenue, with the exception of the Delaware City Products Pipeline. Prior to August 2013, Delaware Pipeline Company LLC (“DPC”) had a contract with Morgan Stanley Capital Group ("MSCG") which generated revenue by charging fees for transporting refined products. On completion of this contract inter-entity revenue from DCR was recognized.
Following the closing of the Offering and the Acquisitions from PBF, revenues are generated from the commercial agreements that we entered into with PBF Holding under which we receive revenues for logistics services. These contracts contain minimum volume commitments, shell capacity commitments and fees that are indexed for inflation. We expect to generate incremental revenue from volumes in excess of minimum volume committed under our commercial agreements with PBF Holding and its subsidiaries.

General and Administrative Expenses. Historically, our general and administrative expenses included direct monthly charges for the management and operation of our logistics assets and certain expenses allocated by PBF Energy for general corporate services, such as treasury, accounting and legal services. These expenses were allocated to us based on the nature of the expenses and our proportionate share of employee time and headcount. Following the amendment to the annual fee payable under the initial omnibus agreement, PBF Energy charges us an annual fee of $2.2 million for the provision of various centralized administrative services. Additionally, we reimburse our general partner and its affiliates, including subsidiaries of PBF Energy, for the salaries and benefits costs of employees who devote more than 50% of their time to us, which we currently estimate will be approximately $2.5 million annually. We also expect to incur $4.5 million of incremental annual general and administrative expense as a result of being a publicly traded partnership. Subsequent to the closing of the Delaware City Products Pipeline and Truck Rack Acquisition, the annual fee for the provision of various centralized administrative services increased to $2.35 million.
Financing. We have made, and intend to make, cash distributions to our unitholders at a minimum distribution rate of $0.30 per unit per quarter ($1.20 per unit on an annualized basis). As a result, we expect to fund future capital expenditures primarily from the sale of U.S. Treasury or other investment grade securities used as collateral to secure obligations under our Term Loan, external sources including borrowings under our Revolving Credit Facility, and issuances of equity and debt securities. In connection with the closing of the Offering, we entered into a five-year, $275.0 million revolving credit facility ("Revolving Credit Facility") and a three-year, $300.0 million term loan facility ("Term Loan"). In connection with the 2014 Acquisitions from PBF and additional capital spending, we amended the terms of our Revolving Credit Facility to increase the maximum availability under the facility from $275.0 million to $325.0 million. At March 31, 2015, we had approximately $275.1 million outstanding under the Revolving Credit Facility and approximately $234.9 million outstanding under the Term Loan. On May 12, 2015, the Partnership and its wholly-owned subsidiary PBF Logistics Finance Corporation, closed on $350.0 million aggregate principal amount of 6.875% Senior Notes due 2023 (the “Notes Offering”). We received net proceeds from the Notes Offering of approximately $343.0 million, after deducting the initial purchasers’ discount and estimated offering expenses. We used the net proceeds to pay $88.0 million of the cash consideration payable by us in the Delaware City Products Pipeline and Truck Rack Acquisition and to repay $255.0 million of the outstanding indebtedness under the Revolving Credit Facility. We also used $20.1 million of cash on hand to pay down the Revolving Credit Facility prior to completion of the Delaware City Products Pipeline and Truck Rack Acquisition. In addition, in connection with the Delaware City Products Pipeline and Truck Rack Acquisition, we reborrowed $24.5 million under the Revolving Credit Facility to pay the remaining portion of the cash consideration and related transaction costs.

Other Factors That Will Significantly Affect Our Results
Supply and Demand for Crude Oil and Refined Products. We generate revenue by charging fees for receiving and handling, processing, transferring and storing crude oil and refined products. All of our revenues are derived from fee-based commercial agreements with subsidiaries of PBF Energy with initial terms ranging from approximately seven to ten years, which enhances the stability of our cash flows. The volume of crude oil and refined products that is throughputted depends substantially on PBF Energy’s refining margins. Refining margins are dependent mostly upon the price of crude oil or other refinery feedstocks and the price of refined products.
Factors driving the prices of petroleum based commodities include supply and demand in crude oil, gasoline and other refined products. Supply and demand for these products depend on numerous factors outside of our control, including changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, logistics constraints, availability of imports, marketing of competitive fuels, crude oil price differentials and government regulation. Please read “Risk Factors” in our 2014 Form 10-K.
Acquisition Opportunities. We may acquire additional logistics assets from PBF Energy or third parties. Under the Third Omnibus Agreement with PBF GP, PBF LLC and PBF Holding, subject to certain exceptions, we have a right of first offer on certain logistics assets retained by PBF Energy to the extent PBF Energy decides to sell, transfer or otherwise dispose of any of those assets. We also have a right of first offer to acquire additional logistics assets that PBF Energy may construct or acquire in the future. Our commercial agreements provide us with options to purchase certain assets at PBF Energy’s Delaware City and Toledo refineries related to our business in the event PBF Energy permanently shuts down either the Delaware City refinery or the Toledo refinery. In addition, our commercial agreements provide us with the right to use certain assets at PBF Energy’s Delaware City or Toledo refineries in the event of a temporary shutdown. In addition, we may pursue strategic asset acquisitions from third parties to the extent such acquisitions complement our or PBF Energy’s existing asset base or provide attractive potential returns. We believe that we are well-positioned to acquire logistics assets from PBF Energy and third parties should such opportunities arise, and identifying and executing acquisitions is a key part of our strategy. However, if we do not make acquisitions on economically acceptable terms, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our cash available for distribution. These acquisitions could also affect the comparability of our results from period to period. We expect to fund future growth capital expenditures primarily from a combination of cash-on-hand, borrowings under our Revolving Credit Facility and the issuance of additional equity or debt securities. To the extent we issue additional units to fund future acquisitions or expansion capital expenditures, the payments of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level.
Third-Party Business. As of March 31, 2015, PBF Holding accounts for all of our revenues. We are examining further diversification of our customer base by potentially developing third-party throughput volumes in our existing system and expanding our asset portfolio to service third-party customers. Unless we are successful in attracting third-party customers, our ability to increase volumes will be dependent on PBF Holding, which has no obligation under our commercial agreements to supply our facilities with additional volumes in excess of its minimum volume commitments. If we are unable to increase throughput volumes, future growth may be limited.

How We Evaluate Our Operations
Our management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability and include but are not limited to volumes, including terminal volumes; operating and maintenance expenses; and EBITDA and distributable cash flow. We define EBITDA and distributable cash flow below.
Volumes. The amount of revenue we generate primarily depends on the volumes of crude oil that we throughput at our terminaling operations. These volumes are primarily affected by the supply of and demand for crude oil and refined products in the markets served directly or indirectly by our assets. Although PBF Energy has committed to minimum volumes under the commercial agreements described above, our results of operations will be impacted by:

•	PBF Energy’s utilization of our assets in excess of its minimum volume commitments;

•	our ability to identify and execute accretive acquisitions and organic expansion projects, and capture PBF Energy’s incremental volumes or third-party volumes; and

•	our ability to increase throughput volumes at our facilities and provide additional ancillary services at those terminals.
Operating and Maintenance Expenses. Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of labor expenses, outside contractor expenses, utility costs, insurance premiums, repairs and maintenance expenses and related property taxes. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of these expenses. We will seek to manage our maintenance expenditures on our terminals by scheduling maintenance overtime to avoid significant variability in our maintenance expenditures and to minimize their impact on our cash flow.
EBITDA and Distributable Cash Flow. We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. We define distributable cash flow as EBITDA plus non-cash unit-based compensation expense, less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. Distributable cash flow and EBITDA are not presentations made in accordance with U.S. generally accepted accounting principles (“GAAP”).
EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance and provides investors with an enhanced perspective of the operating performance of our assets and the cash our business is generating. EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. EBITDA is reconciled to net income (loss) in "—Results of Operations” below. As our Predecessor did not have distributable cash flows, a reconciliation to its most directly comparable GAAP financial measure has not been provided.

Results of Operations
A discussion and analysis of the factors contributing to our results of operations is presented below. The accompanying combined financial statements for the period prior to May 14, 2014, represent our Predecessor's results of operations, while the consolidated financial statements for the period subsequent to May 14, 2014, represent the results of operations for the Partnership. The financial statements, together with the following information, are intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.
Combined Overview. The following tables summarize our results of operations and financial data for the three months ended March 31, 2015 and 2014. The following data should be read in conjunction with our condensed consolidated financial statements and the notes thereto included elsewhere in this Form 8-K.

	Three months ended March 31,
	2015	2014*
		Predecessor
	(In thousands)

Revenue from affiliates	$32,846	$2,182

Operating costs and expenses:
Operating and maintenance expenses	8,434	4,848
General and administrative expenses	3,062	797
Depreciation and amortization	1,633	861
Total costs and expenses	13,129	6,506
Income (loss) from operations	19,717	(4,324)
Other income (expense):
Interest expense, net and other financing costs	(1,793)	2
Amortization of loan fees	(162)	—
Net income (loss)	17,762	$(4,322)
Less: Net income attributable to Predecessor	1,053
Limited partners' interest in net income attributable to the Partnership	$16,709

Other Data:
EBITDA	$21,350	$(3,463)
Distributable cash flow	19,258	N/A
Capital expenditures	76	9,446
* Prior-period financial information has been retrospectively adjusted for the Acquisitions from PBF.
Reconciliation of Non-GAAP Financial Measures
As described in “—How We Evaluate Our Operations,” our management uses EBITDA and distributable cash flow to analyze our performance. The following table presents a reconciliation of net income (loss) to EBITDA and distributable cash flow, the most directly comparable GAAP financial measure on a historical basis, for the periods indicated.

	Three months ended March 31,
	2015	2014*
		Predecessor
	(In thousands)
Net income (loss)	$17,762	$(4,322)
Interest expense, net	1,793	(2)
Amortization of loan fees	162	—
Depreciation and amortization	1,633	861
EBITDA	21,350	$(3,463)
Less: Predecessor EBITDA	1,229
EBITDA attributable to PBFX	20,121
Add: Non-cash unit-based compensation expense	930
Less: Interest expense, net	(1,793)
Less: Maintenance capital expenditures	—
Distributable cash flow	$19,258
* Prior-period financial information has been retrospectively adjusted for the Acquisitions from PBF.
The following table presents a reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow, for the periods indicated.

	Three months ended March 31,
	2015	2014*
		Predecessor
	(In thousands)
Net cash provided by (used in) operating activities:	$17,899	$(3,678)
Change in current assets and liabilities	2,588	217
Interest expense, net	1,793	(2)
Non-cash unit-based compensation expense	(930)	—
EBITDA	21,350	$(3,463)
Less: Predecessor EBITDA	1,229
EBITDA attributable to PBFX	20,121
Add: Non-cash unit-based compensation expense	930
Less: Interest expense, net	(1,793)
Less: Maintenance capital expenditures	—
Distributable cash flow	$19,258
* Prior-period financial information has been retrospectively adjusted for the Acquisitions from PBF.
Summary. Our net income for the three months ended March 31, 2015 increased $22.1 million to $17.8 million from a net loss of $4.3 million for the three months ended March 31, 2014. The increase in net income was primarily due to the following:

•	an increase in revenues of $30.7 million attributable to the effect of the new commercial agreements with PBF Energy;

•	partially offset by the following:

◦	an increase in operating and maintenance expenses of $3.6 million, or 74.0%, mainly related to higher repairs and maintenance and contract labor expenses;

◦
an increase in general and administrative expenses of $2.3 million, or 284.2%, as a result of increased cost allocations of certain direct employee costs, additional expenses related to being a publicly traded partnership and expenses associated with PBFX unit-based compensation;

◦
an increase in interest expense, net and other financing costs of $1.8 million attributable to the interest costs associated with the Term Loan and Revolving Credit Facility, partially offset by interest income associated with our marketable securities; and

◦	an increase in amortization of loan fees of $0.2 million due to the amortization of capitalized debt issuance costs associated with the Term Loan and Revolving Credit Facility.
Operating Segments
We review operating results in two reportable segments: (i) Transportation and Terminaling; and (ii) Storage. Decisions concerning the allocation of resources and assessment of operating performance are made based on this segmentation. Management measures the operating performance of each of its reportable segments based on the segment operating income. Segment operating income is defined as net sales less operating expenses and depreciation and amortization. General and administrative expenses not included in the Transportation and Terminaling; and Storage segments are included in Corporate. Segment reporting is more fully discussed in Note 10 to our accompanying condensed consolidated financial statements included in this Form 8-K filed with the SEC on September 1, 2015.
Transportation and Terminaling Segment
The following table and discussion is an explanation of our results of operations of the Transportation and Terminaling segment for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
	2015	2014*
		Predecessor
	(In thousands)

Revenue from affiliates	$27,320	$2,182

Operating costs and expenses:
Operating and maintenance expenses	6,527	2,767
Depreciation and amortization	991	477
Total costs and expenses	7,518	3,244
Transportation and Terminaling Segment Operating Income (Loss)	$19,802	$(1,062)
* Prior-period financial information has been retrospectively adjusted for the Acquisitions from PBF.

	Three Months Ended March 31,
	2015	2014
		Predecessor
	(In thousands)
Key Operating Information:
Throughput (barrels per day)
Delaware City Rail Terminal	48.8	N/A
DCR West Rack	37.2	N/A
Toledo Truck Terminal	6.3	N/A
Toledo Storage Facility (propane loading)	4.1	N/A
Delaware City Products Pipeline	48.1	47.8
Delaware City Truck Rack	N/A	N/A
Total throughput (barrels)
Delaware City Rail Terminal	4,390.1	N/A
DCR West Rack	3,345.9	N/A
Toledo Truck Terminal	567.7	N/A
Toledo Storage Facility (propane loading)	371.8	N/A
Delaware City Products Pipeline	4,331.6	4,304.1
Delaware City Truck Rack	N/A	N/A
Total Throughput	13,007.1	4,304.1

Three Months Ended March 31, 2015 Compared to the Three Months Ended March 31, 2014
The following discussion of results for the three months ended March 31, 2015 compared to the three months ended March 31, 2014 reflects the results of our Predecessor and PBFX. The three months ended March 31, 2014 include only the historical results of our Predecessor. The three months ended March 31, 2015 reflect the results of PBFX and the Delaware City Products Pipeline and Truck Rack Assets. The Partnership's future results of operations may not be comparable to our Predecessor's historical results of operations, as further discussed above in “—Factors Affecting the Comparability of our Financial Results.”
Revenue. Prior to the Offering and the Acquisitions from PBF, our assets were a part of the integrated operations of PBF Energy and the operation of our assets, did not generate third-party or inter-entity revenue, with the exception of the Delaware City Products Pipeline. Prior to August 2013, the Delaware City Products Pipeline had a contract with MSCG which generated revenue by charging fees for transporting refined products. On completion of this contract inter-entity revenue from DCR was recognized. Following the closing of the Offering and the Acquisitions from PBF, our revenues were generated from commercial agreements with PBF Energy.
Operating and Maintenance Expenses. Operating and maintenance expenses increased $3.8 million, or 135.9%, to approximately $6.5 million for the three months ended March 31, 2015 compared to approximately $2.8 million for the three months ended March 31, 2014. The increase in operating and maintenance expenses was primarily attributable to $2.5 million in outside services and $1.1 million in materials and operating supplies associated with the DCR West Rack assets which were placed in service in August 2014. The expenses prior to the Offering and the Acquisitions from PBF were incurred by PBF Energy and were allocated to our Predecessor based on the nature of the expenses and our proportionate share of employee time and headcount. The allocation of PBF Holding's employee costs was based on each employee’s compensation plus associated employee benefits. Employee benefits include pension benefits and stock-based compensation.
Depreciation and Amortization. Depreciation and amortization expense increased $0.5 million, or 107.8%, to $1.0 million for the three months ended March 31, 2015 compared to approximately $0.5 million for the three months ended March 31, 2014. The increase in depreciation and amortization expense was primarily attributable to $0.4 million of additional depreciation associated with the DCR West Rack assets which were placed in service in August 2014.
Storage Segment
The following table and discussion is an explanation of our results of operations of the Storage segment for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
	2015	2014*
		Predecessor
	(In thousands, except barrel amounts)

Revenue from affiliates	$5,526	$—

Operating costs and expenses:
Operating and maintenance expenses	1,907	2,081
Depreciation and amortization	642	384
Total costs and expenses	2,549	2,465
Storage Segment Operating Income (Loss)	$2,977	$(2,465)

VOLUMES
Storage capacity reserved (shell capacity barrels)	3,621,154	N/A
* Prior-period financial information has been retrospectively adjusted for the Acquisitions from PBF.
Three Months Ended March 31, 2015 Compared to the Three Months Ended March 31, 2014
The following discussion of results for the three months ended March 31, 2015 compared to the three months ended March 31, 2014 reflects the results of our Predecessor and PBFX.The three months ended March 31, 2014 include only the historical results of our Predecessor. The three months ended March 31, 2015 reflect the results of PBFX. The Partnership's future results of operations may not be comparable to our Predecessor's historical results of operations, as further discussed in “Factors Affecting the Comparability of our Financial Results.”
Revenue. Prior to the Offering and the Acquisitions from PBF, our assets were a part of the integrated operations of PBF Energy, and our Predecessor generally recognized only the costs and did not record revenue associated with the storage services provided to PBF Energy on an intercompany basis. Following the closing of the Offering and the Acquisitions from PBF, our revenues were generated from commercial agreements with PBF Energy.
Operating and Maintenance Expenses. Operating and maintenance expenses decreased $0.2 million, or 8.4%, to approximately $1.9 million for the three months ended March 31, 2015 compared to approximately $2.1 million for the three months ended March 31, 2014. The decrease in operating and maintenance expenses was primarily attributable to a $0.2 million decrease in operational support and materials and operating supplies associated with the Toledo Storage Facility tank farm assets.The expenses prior to the Offering and the Acquisitions from PBF were incurred by PBF Energy and were allocated to our Predecessor based on the nature of the expenses and our proportionate share of employee time and headcount. The allocation of PBF Holding's employee costs was based on each employee’s compensation plus associated employee benefits. Employee benefits include pension benefits and stock-based compensation.
Depreciation and Amortization. Depreciation and amortization expense increased $0.3 million, or 67.2%, to $0.6 million for the three months ended March 31, 2015 compared to approximately $0.4 million for the three months ended March 31, 2014. The increase in depreciation and amortization expense was primarily attributable to an additional crude tank being placed in service at the Toledo Storage Facility in October 2014.

Liquidity and Capital Resources
We expect our ongoing sources of liquidity to include cash generated from operations, reimbursement by PBF Energy for certain capital expenditures, borrowings under our credit facility, and issuances of additional debt and equity securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements, long-term capital expenditure requirements and minimum quarterly cash distributions.
We intend to pay a quarterly distribution of at least $0.30 per unit per quarter, which equates to $10.0 million per quarter, or $40.0 million per year, based on the number of common, subordinated and general partner units outstanding. We do not have a legal obligation to pay this distribution. On March 4, 2015, we made a quarterly cash distribution totaling $11.0 million, or $0.33 per unit, or $1.32 per unit on an annualized basis.
Prior to the Offering, our sources of liquidity primarily consisted of funding from PBF Energy. Our cash receipts were deposited in PBF Energy’s bank accounts and all cash disbursements were made from these accounts. Thus, historically our Predecessor's financial statements have reflected no cash balances. Following the Offering, we have separate bank accounts but PBF Energy provides treasury services on behalf of PBF GP under our omnibus agreement. Following completion of the Offering and the Acquisitions from PBF, PBF Energy retained the working capital of our Predecessor, as these balances represented assets and liabilities related to our Predecessor's assets prior to the closing of the Offering and Acquisitions from PBF.
Credit Facilities
On May 14, 2014, we entered into the Revolving Credit Facility and the Term Loan, each with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders.
The Revolving Credit Facility is available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes. The Partnership has the ability to increase the maximum amount of the Revolving Credit Facility by an additional $275.0 million, to a total facility size of $600.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. The Revolving Credit Facility includes a $25.0 million sublimit for standby letters of credit and for swingline loans. Obligations under the Revolving Credit Facility and certain cash management and hedging obligations designated by the Partnership are guaranteed by its restricted subsidiaries, and are secured by a first priority lien on the Partnership’s assets (including the Partnership’s equity interests in Delaware City Terminaling) and those of the Partnership’s restricted subsidiaries other than excluded assets and a guaranty of collection from PBF LLC. The maturity date of the Revolving Credit Facility may be extended for one year on up to two occasions, subject to certain customary terms and conditions. Borrowings under the Revolving Credit Facility bear interest at either a Base Rate (as defined in the Revolving Credit Facility) plus an applicable margin ranging from 0.75% to 1.75%, or at LIBOR plus an applicable margin ranging from 1.75% to 2.75%. The applicable margin will vary based upon the Partnership’s Consolidated Total Leverage Ratio, as defined in the Revolving Credit Facility.
The Term Loan was used to fund distributions to PBF LLC and is guaranteed by a guaranty of collection from PBF LLC and secured at all times by cash or U.S. Treasury securities in an amount equal to or greater than the outstanding principal amount of the Term Loan. Borrowings under the Term Loan bear interest either at Base Rate (as defined in the Term Loan), or at LIBOR plus an applicable margin equal to 0.25%.
The Revolving Credit Facility and Term Loan contains covenants that limit or restrict our ability to make cash distributions. We are required to maintain certain financial ratios, each tested on a quarterly basis for the immediately preceding four quarter period. We are in compliance with our covenants under the Revolving Credit Facility and Term Loan as of March 31, 2015.
On May 12, 2015, the Partnership entered into an Indenture among the Partnership, PBF Logistics Finance Corporation, a Delaware corporation and wholly-owned subsidiary of the Partnership ("PBF Finance," and together with the Partnership, the "Issuers"), the Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee, under which the Issuers issued $350,000 in aggregate principal amount of 6.875% Senior Notes due

2023 (the "Notes"). The initial purchasers in the offering purchased $330,090 aggregate principal amount of Notes pursuant to a private placement transaction conducted under Rule 144A and Regulation S of the Securities Act of 1933, as amended, and certain of PBF Energy’s officers and directors and their affiliates and family members purchased the remaining $19,910 aggregate principal amount of Notes in a separate private placement transaction. The Issuers received net proceeds of approximately $343,000 from the offerings after deducting the initial purchasers’ discount and estimated offering expenses, and used such proceeds to pay $88,000 of the cash consideration due in connection with Delaware City Products Pipeline and Truck Rack Acquisition and to repay $255,000 of outstanding indebtedness under the Partnership’s revolving credit facility. The Partnership will pay interest on the Notes semi-annually in cash in arrears on May 15 and November 15 of each year, beginning on November 15, 2015. The Notes will mature on May 15, 2023.

Cash Flows
The following table sets forth our cash flows for the periods indicated:

	Three months ended March 31,
	2015	2014*
		Predecessor
	(In thousands)
Net cash provided by (used in) operating activities	$17,899	$(3,678)
Net cash used in investing activities	(72)	(9,446)
Net cash provided by (used in) financing activities	(11,813)	13,059
Net change in cash and cash equivalents	$6,014	$(65)
* Prior-period financial information has been retrospectively adjusted for the Acquisitions from PBF.
Net cash provided by operating activities increased $21.6 million, or 587%, to $17.9 million for the three months ended March 31, 2015 compared to net cash used in operating activities of $3.7 million for the three months ended March 31, 2014. The increase in net cash provided by operating activities was primarily the result of net income of $17.8 million recognized during the three months ended March 31, 2015, compared to a net loss of $4.3 million for the three months ended March 31, 2014. Net cash provided by operating activities for the three months ended March 31, 2015 also included non-cash charges relating to depreciation and amortization of $1.6 million, amortization of loan fees of $0.2 million and unit-based compensation of $0.9 million, partially offset by net changes in working capital of $2.6 million primarily driven by the timing of collection of accounts receivables. Net cash provided by operating activities for the three months ended March 31, 2014 included non-cash charges relating to depreciation and amortization of $0.9 million.
Net cash used in investing activities decreased approximately $9.4 million to $72.0 thousand for the three months ended March 31, 2015 compared to $9.4 million for the three months ended March 31, 2014. The decrease in net cash used in investing activities was primarily the result of a decrease in capital expenditures of $9.4 million for the three months ended March 31, 2015.
Net cash from financing activities decreased approximately $24.9 million to net cash used in financing activities of $11.8 million for the three months ended March 31, 2015 compared to net cash provided by financing activities of $13.1 million for the three months ended March 31, 2014. Net cash used in financing activities for the three months ended March 31, 2015 consisted of distributions to unitholders of $11.8 million. Net cash provided by financing activities for the three months ended March 31, 2014, was comprised entirely of contributions by PBF Energy and was primarily used to fund capital expenditures and operating costs.

Capital Expenditures
Our capital requirements have consisted of and are expected to continue to consist of maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures are cash expenditures

(including expenditures for the addition or improvement to, or the replacement of, our capital assets, and for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. Examples of maintenance capital expenditures are expenditures for the refurbishment and replacement of terminals, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of equipment and the construction, development or acquisition of unloading equipment or other equipment at our facilities or additional throughput capacity to the extent such capital expenditures are expected to expand our operating capacity or our operating income.
Capital expenditures for the three months ended March 31, 2015 were $76.0 thousand. For the three months ended March 31, 2014 our Predecessor incurred a total of $9.4 million for expansion capital expenditures. Our Predecessor's capital funding requirements were funded by capital contributions from PBF Energy. We currently have not included any potential future acquisitions in our budgeted capital expenditures for the twelve months ending December 31, 2015.
We expect that we will sell our U.S. Treasury or other investment grade securities currently used to secure our obligations under the Term Loan over time to fund our capital expenditures, and immediately prior to selling such securities, we will repay an equal amount of Term Loan borrowings with borrowings under our Revolving Credit Facility. We may also rely on external sources including other borrowings under our Revolving Credit Facility, and issuances of equity and debt securities to fund any significant future expansion.
Under our omnibus agreement with PBF GP, PBF LLC and PBF Holding, PBF Energy has agreed to reimburse us for any costs up to $20.0 million per event (net of any insurance recoveries) that we incur for repairs required due to the failure of any Contributed Asset to operate in substantially the same manner and condition as such asset was operating prior to the closing of the Offering and the Acquisitions from PBF during the first five years after the closing of the Offering and the Acquisitions from PBF, and any matters related thereto.

Contractual Obligations
With the exception of routine fluctuation in the balances of our Revolving Credit Facility and Term Loan there have been no significant changes in our debt obligations since those reported in our 2014 Form 10-K. For further information regarding our debt obligations see Note 4 to our accompanying condensed consolidated financial statements included in this Form 8-K filed with the SEC on September 1, 2015.

Off-Balance Sheet Arrangements
We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Environmental and Other Matters
Environmental Regulation.
Our operations are subject to extensive and frequently changing federal, state and local laws, regulations and ordinances relating to the protection of the environment. Among other things, these laws and regulations govern the emission or discharge of pollutants into or onto the land, air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to develop, maintain, operate and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe they do not affect our competitive position, as the operations of our competitors are similarly affected. We believe our facilities are in substantial compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to changes, or to changes in the interpretation of such laws and regulations, by regulatory authorities, and continued and future compliance with such laws and regulations may require us to incur significant expenditures. Additionally, violation of environmental laws, regulations and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions limiting our operations, investigatory or remedial liabilities or construction bans or delays in the development of additional facilities or equipment. Furthermore, a release of hydrocarbons or hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expenses, including costs to comply with applicable laws and regulations and to resolve claims by third parties for personal injury or property damage, or by the U.S. federal government or state governments for natural resources damages. These impacts could directly and indirectly affect our business and have an adverse impact on our financial position, results of operations and liquidity. We cannot currently determine the amounts of such future impacts.
Environmental Liabilities.
Contamination resulting from spills of crude oil is not unusual within the petroleum terminaling or transportation industries. Historic spills at truck and rail racks, and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater.
Pursuant to the contribution agreements entered into in connection with the Offering and the Acquistions from PBF, PBF Energy has agreed to indemnify us for certain known and unknown environmental liabilities that are based on conditions in existence at our Predecessor's properties and associated with the ownership or operation of the Contributed Assets and arising from the conditions that existed prior to the closings of the Offering and the Acquisitions from PBF. In addition, we have agreed to indemnify PBF Energy for certain events and conditions associated with the ownership or operation of our assets that occur after the closings of the Offering and the Acquisitions from PBF, and for environmental liabilities related to our assets to the extent PBF Energy is not required to indemnify us for such liabilities or if the environmental liability is the result of the negligence, willful misconduct or criminal conduct of PBF Energy or its employees, including those seconded to us. As a result, we may incur the type of expenses described above in the future, which may be substantial.